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                                                                    EXHIBIT 5.1

                     [LETTERHEAD OF DAVIS POLK & WARDWELL]


                                January 7, 1998


Irvine Apartment Communities, L.P.
IAC Capital Trust
550 Newport Center Drive
Newport Beach, California 92660

Ladies and Gentlemen:

        We have acted as special counsel for Irvine Apartment Communities, L.P., a Delaware limited partnership (the "Operating Partnership"), and IAC Capital Trust, a statutory business trust created under the Business Trust Act of the State of Delaware (the "Trust"), in connection with the issuance by the Trust of up to 6,900,000 ___% Series A REIT Trust Originated Preferred Securities (the "Series A Preferred Securities"), the proceeds of which will be used by the Trust to purchase from the Operating Partnership up to 6,900,000 of its ___% Series A Preferred Limited Partner Interests (the "Series A Preferred L.P. Units"). The Series A Preferred Securities and the Series A Preferred L.P. Units are being registered under the Securities Act of 1933, as amended (the "Act"), under a Registration Statement on Form S-11 (Registration Nos. 333-39405 and 333-39405-01), as amended (the "Registration Statement"), and are to be sold pursuant to a Prospectus (the "Prospectus") for the Series A Preferred Securities included in the Registration Statement.

        The Series A Preferred L.P. Units are to be issued by the Operating Partnership pursuant to the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership between Irvine Apartment Communities, Inc., a Maryland corporation (the "Company"), as general partner, and the persons named therein as limited partners, together with other persons who become partners as provided therein (collectively, the "Partners"), and the Designation Instrument for the Series A Preferred L.P. Units constituting a part thereof.

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

        For purposes of the opinion set forth below we have assumed (1) the due authorization, execution and delivery of the Partnership Agreement by each of the Partners and that the Partnership Agreement constitutes or will constitute a valid and binding obligation of each of the Partners, (2) the due authorization, execution and delivery of the Designation Instrument by the Company in its capacity as general partner of the Operating Partnership, (3) the Partnership Agreement and the Designation Instrument when executed will be substantially in the forms reviewed by us and (4) that, except for the exercise of rights and powers expressly permitted by the Partnership Agreement, the holders of Series A Preferred L.P. Units will not participate in the control of the business of the Operating Partnership.



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Irvine Apartment Communities, L.P.
IAC Capital Trust                                               January 7, 1998


        Based on the foregoing, we are of the opinion that when (i) the Partnership Agreement has been executed and delivered and (ii) the terms of the Series A Preferred L.P. Units have been established in accordance with the Partnership Agreement and the Designation Instrument has been executed and delivered by the Company in its capacity as general partner of the Operating Partnership, the Series A Preferred L.P. Units will have been duly authorized for issuance by the Operating Partnership and, when issued and delivered to the Trust against payment therefor as contemplated by the Registration Statement and the Prospectus, the Series A Preferred L.P. Units will represent valid partnership interests in the Operating Partnership. The holders of the Series A Preferred L.P. Units, as limited partners of the Operating Partnership, will not be liable to third parties for the obligations of the Operating Partnership.

        We are members of the Bar of the State of New York and our opinion is limited to the Federal laws of the United States, the laws of the State of New York and the Revised Uniform Limited Partnership Act of the State of Delaware.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus. The issuance of such consent does not concede that we are an "expert" for the purposes of the Act.

                                        Very truly yours,

                                        /s/ Davis Polk & Wardwell


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